EXHIBIT 99.1

Joint Filer Information

Morgan Stanley & Co. Incorporated (“MS&Co”) has designated Morgan Stanley (“MS”) as the “Designated Filer” for the purposes of the attached Form 4.

Issuer and Ticker Symbol: Trump Entertainment Resorts, Inc. (TRMP)

Date of Event Requiring Statement: 11/25/2005

Signature:	/s/ Dennine Bullard
By: Dennine Bullard, as
authorized signatory for MS

Signature:	/s/ Dennine Bullard
By: Dennine Bullard, as
authorized signatory for MS&Co.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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